Exhibit 10.41

EMPLOYEE SEVERANCE AGREEMENT

November 4, 2008

[Omitted]	Employee

RadiSys Corporation, an Oregon corporation
5445 NE Dawson Creek Parkway
Hillsboro, OR 97124	the Company

1. Employment Relationship. In order to induce Employee to become an employee of the Company, this Agreement sets forth the severance benefits that Company will provide to Employee in the event Employee’s employment by the Company is terminated under the circumstances described herein. Employee will be employed by the Company as Vice President of Global Operations. Employee and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, provided that each party complies with the terms of this Agreement.

2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Employee agrees to execute a Release of Claims in the form attached as Exhibit A (“Release of Claims”). Employee promises to execute and deliver the Release of Claims to the Company within 21 days (or, if required by applicable law, 45 days) from the last day of Employee’s active employment. Employee shall forfeit the severance benefits outlined in this Agreement in the event that he fails to execute and deliver the Release of Claims to the Company in accordance with the timing and other provisions of the preceding sentence or revokes such Release of Claims prior to the “Effective Date” (as such term is defined in the Release of Claims) of the Release of Claims.

3. Additional Compensation Upon Involuntary Termination.

3.1 Involuntary Termination. In the event of a Termination of Employee’s Employment (as defined in Section 5.1) other than for Cause (as defined in Section 5.2), death or Disability (as defined in Section 5.3), and contingent upon the approval of the Chief Executive Officer or the President of the Company, and Employee’s execution of the Release of Claims without revocation within the time period described in Section 2 above and compliance with Section 8, Employee shall be entitled to the following benefits:

(a) As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Employee, in a lump sum, an amount equal to six (6) months of Employee’s annual base pay at the rate in effect immediately prior to the date of termination; provided, such lump sum amount shall not exceed two times the lesser of (i) the sum of Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company as an employee for the calendar year preceding the calendar year of the Termination of Employee’s Employment (adjusted for any increase during that year that was expected to continue indefinitely but for the Termination of Employee’s

Employment), or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, for the year of the Termination of Employee’s Employment. Severance pay that is payable under this Agreement shall be paid to Employee within 30 days following the “Effective Date” (as such term is defined in the Release of Claims) of the Release of Claims and in any event no later than the end of the second calendar year following the calendar year of the Termination of Employee’s Employment.

(b) As an additional severance benefit, the Company will provide Employee with up to six (6) months of continued coverage (100% paid by the Company) pursuant to COBRA under the Company’s group health plan at the level of benefits (whether single or family coverage) previously elected by Employee immediately before the Termination of Employee’s Employment and to the extent that Employee elects to continue coverage during such 6-month period. Each month for which the Company pays COBRA premiums directly reduces the total number of months of Employee’s COBRA continuation entitlement.

4. Withholding; Subsequent Employment.

4.1 Withholding. All payments provided for in this Agreement are subject to applicable withholding obligations imposed by federal, state and local laws and regulations.

4.2 Offset. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Employee as the result of employment by another employer after termination.

5. Definitions.

5.1 Termination of Employee’s Employment. Termination of Employee’s Employment means that the Company has terminated Employee’s employment with the Company (including any subsidiary of the Company) other than for Cause (as defined in Section 5.2), death or Disability (as defined in Section 5.3). A Termination of Employee’s Employment is intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A.

5.2 Cause. Termination of Employee’s Employment for “Cause” shall mean termination upon (a) the willful and continued failure by Employee to perform substantially Employee’s reasonably assigned duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Employee by the Chief Executive Officer or the President of the Company, which specifically identifies the manner in which the Chief Executive Officer or the President of the Company believes that Employee has not substantially performed Employee’s duties or (b) the willful engaging by Employee in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee without reasonable belief that Employee’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Employee in the best interests of the Company.

5.3 Disability. “Disability” means Employee’s absence from Employee’s full-time duties with the Company for 180 consecutive calendar days as a result of Employee’s incapacity due to physical or mental illness, as determined by Employee’s attending physician and in accordance with the Company’s Medical Leave of Absence Policy, unless within 30 days after notice of termination by the Company following such absence Employee shall have returned to the full-time performance of Employee’s duties. This Agreement does not apply if the Employee is terminated due to Disability.

6. Successors; Binding Agreement. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Employee and Employee’s legal representatives, executors, administrators and heirs.

7. Entire Agreement. The Company and Employee agree that the foregoing terms and conditions constitute the entire agreement between the parties relating to the matters covered by this Agreement, that this Agreement supersedes and replaces any prior agreements relating to the matters covered by this Agreement, and that there exist no other agreements between the parties, oral or written, express or implied, relating to any matters covered by this Agreement; provided, however, this Agreement does not supersede or replace the Executive Change of Control Agreement by and between Employee and the Company dated November 4, 2008.

8. Resignation of Corporate Offices. Employee will resign Employee’s office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Employee serves as such at the request of the Company, effective as of the date of termination of employment. Employee agrees to provide the Company such written resignation(s) upon request and that no severance pay or other benefits will be paid until after such resignation(s) are provided.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

10. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by Employee and the Company.

11. Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

12. Code Section 409A. This Agreement and the severance pay and other benefits provided hereunder are intended to qualify for an exemption from Code Section 409A, provided, however, that if this Agreement and the severance pay and other benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer the Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to Employee (or any other individual claiming a benefit through Employee) for any tax, interest, or penalties Employee may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Code Section 409A.

RADISYS CORPORATION

By:	/s/ Scott Grout	/s/ John Major
	Scott Grout, President and CEO	John Major

EXHIBIT A

RELEASE OF CLAIMS

1.	Parties.

The parties to Release of Claims (hereinafter “Release”) are John Major and RadiSys Corporation, an Oregon corporation, as hereinafter defined.

1.1 Employee and Releasing Parties.

For the purposes of this Release, “Employee” means John Major, and “Releasing Parties” means Employee and his attorneys, heirs, legatees, personal representatives, executors, administrators, assigns, and spouse.

1.2 The Company.

For the purposes of this Release, the “Company” means RadiSys Corporation, an Oregon corporation, and “Released Parties” means the Company and its predecessors and successors, affiliates, and all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.

2.	Background And Purpose.

Employee was employed by the Company. Employee’s employment is ending effective                      under the conditions described in Section 3.1 of the Employee Severance Agreement (“Agreement”) by and between Employee and the Company dated                     , 2008.

The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims the Releasing Parties may have against the Released Parties, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Employee’s employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Employee’s employment, reemployment, or application for reemployment.

3.	Release.

In consideration for the payments and benefits set forth in Section 3.1 of the Agreement and other promises by the Company all of which constitute good and sufficient consideration, Employee, for and on behalf of the Releasing Parties, waives, acquits and forever discharges the Released Parties from any obligations the Released Parties have and all claims the Releasing Parties may have as of the Effective Date (as defined in Section 4 below) of this Release, including but not limited to, obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment, compensation, benefits, severance or post-employment issues. Employee, for and on behalf of the Releasing Parties, hereby releases the Released Parties from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past failure or refusal to employ Employee by the Company, or any other past claim that relates in any way to Employee’s employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Employee may have against the Company for enforcement of the Agreement. This Release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under state statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Oregon Fair Employment Practices Act, OR ST Section 659.030 et seq., Oregon wage and hour laws, OR ST Section 652.010 et seq., the Oregon Family Leave Act, OR ST Section 659A.150 et seq., state wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract (express or implied), tort, or common law theories. Further, Employee, for and on behalf of the Releasing Parties, waives and releases the Released Parties from any claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding. Employee is not relying upon any representations by the Company’s legal counsel in deciding to enter into this Release. Employee understands and agrees that by signing this Release Employee, for and on behalf of the Releasing Parties, is giving up the right to pursue any legal claims that Employee or the Releasing Parties may have against the Released Parties. Provided, nothing in this provision of this Release shall be construed to prohibit Employee from challenging the validity of the ADEA release in this Section of the Release or from filing a charge or complaint with the Equal Employment Opportunity Commission or any state agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state agency. However, the Released Parties will assert all such claims have been released in a final binding settlement.

3.1 IMPORTANT INFORMATION REGARDING ADEA RELEASE. Employee understands and agrees that:

a.	this Release is worded in an understandable way;

b.	claims under the ADEA that may arise after the date of this Release are not waived;

c.	the rights and claims waived in this Release are in exchange for additional consideration over and above any consideration to which Employee was already undisputedly entitled;

d.	Employee has been advised to consult with an attorney prior to executing this Release and has had sufficient time and opportunity to do so;

e.	Employee has been given a period of time of 21 days (or, if required by applicable law, 45 days) (the “Statutory Period”), if desired, to consider this Release and understands that Employee may revoke his waiver and release of any ADEA claims covered by this Release within seven (7) days from the date Employee executes this Release. Notice of revocation must be in writing and received by RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124 Attention: Vice President, Human Resources within seven (7) days after Employee signs this Release;

f.	any changes made to this Release, whether material or immaterial, will not restart the running of the Statutory Period.

3.2 Reservations Of Rights.

This Release shall not affect any rights which Employee may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), or the 401(k) plan maintained by the Company.

3.3 No Admission Of Liability.

It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Employee or the Company or the Released Parties, by whom liability has been and is expressly denied.

4.	Effective Date.

The “Effective Date” of this Release shall be the eighth calendar day after it is signed by Employee.

5.	No Disparagement.

Employee agrees that henceforth Employee will not disparage or make false or adverse statements about the Company or the Released Parties. The Company should report to Employee any actions or statements that are attributed to Employee that the Company believes are disparaging. The Company may take actions consistent with breach of this Release should it determine that Employee has disparaged or made false or adverse statements about the Company or the Released Parties.

The Company agrees that henceforth the Company’s officers and directors will not disparage or make false or adverse statements about Employee. Employee should report to the Company any actions or statements that are attributed to the Company’s officers and directors that Employee believes are disparaging. Employee may take actions consistent with breach of this Release should it determine that the Company’s officers and directors have disparaged or made false or adverse statements about Employee.

6.	Confidentiality, Proprietary, Trade Secret And Related Information

Employee acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about the Company, its products, customers and suppliers, and covenants not to breach that duty.

Moreover, Employee acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of Employee’s Employee Agreement with the Company and any section(s) therein. Should Employee, Employee’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Employee learned as an employee of the Company, Employee shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7.	Scope Of Release.

The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; the Company’s parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each party’s insurers, transferees, grantees, legatees, agents, personal representatives and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and Effective Date of this Release.

8.	Entire Release.

This Release and the Agreement signed by Employee contain the entire agreement and understanding between the parties and, except as reserved in Sections 3 and 6 of this Release, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral. Employee and the Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Employee and the Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

9.	Severability.

Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

10.	References.

The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

11.	Parties May Enforce Release.

Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

12.	Governing Law.

This Release shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

Dated: ,
John Major

STATE OF OREGON	)
)
County of	)

Personally appeared the above named John Major and acknowledged the foregoing instrument to be his voluntary act and deed.

Before me:
NOTARY PUBLIC - OREGON
My commission expires:

RADISYS CORPORATION

By:		Dated:
Its:
On Behalf of RadiSys Corporation and “Company”